SUB-ADVISORY AGREEMENT FOR

CONSULTING GROUP CAPITAL MARKETS FUNDS

INTERNATIONAL EQUITY INVESTMENTS

THIS SUB-ADVISORY AGREEMENT is made as of this 27th day of August, 2007, between SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., (“SIMNA”) a corporation organized under the laws of the State of Delaware with its principal place of business at 875 Third Avenue, 22nd Floor, New York 10022, and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED (“SIMNA Limited”) a UK corporation with its principal office and place of business at 31 Gresham Street, London, UK EC2V 7QA.

WITNESSETH

WHEREAS, the Consulting Group, a division of Citigroup Investment Advisory Services, Inc. (“CIAS”), a Delaware corporation, has retained SIMNA as a subadviser to render investment advisory services to International Equity Investments (the “Fund”), a series of the Consulting Group Capital Markets Funds, a Massachusetts business trust (the “Trust”) registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) pursuant to a Subadvisory Agreement dated as of the date hereof (the “CIAS Advisory Agreement”); and

WHEREAS, SIMNA desires to employ SIMNA Limited as a subadviser to assist it in the provision of a continuous investment program for that portion of the assets of the Fund described in the CIAS Advisory Agreement, which CIAS may assign to SIMNA (the “Allocated Assets”), and SIMNA Limited is willing to render such investment sub-advisory services, subject to and in accordance with the terms and conditions of this Agreement and of the CIAS Advisory Agreement; and

WHEREAS, SIMNA Limited is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is authorized and regulated by the Financial Services Authority (“FSA”).

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, SIMNA and SIMNA Limited hereby agree as follows:

1. Appointment of SIMNA Limited. SIMNA hereby employs SIMNA Limited as investment sub-adviser for the assets of the Fund, on the terms and conditions set forth herein, and subject to the direction of SIMNA, CIAS and the Board of Trustees of the Trust. SIMNA Limited accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of SIMNA Limited.

(a) SIMNA employs SIMNA Limited to act as its sub-advisor in managing the investment and reinvestment of the assets of the Fund in accordance with the CIAS Advisory Agreement; to continuously review, supervise, and administer an investment program for the Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Trust (either directly or through SIMNA) with all records concerning the activities of SIMNA Limited that the Trust is required to maintain; and to render or assist SIMNA in rendering regular reports to the Trust’s officers and the Board of Trustees concerning the discharge of SIMNA Limited’s responsibilities hereunder. SIMNA Limited will discharge the foregoing responsibilities subject to the supervision and oversight of SIMNA, CIAS, the Trust’s officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to SIMNA Limited in writing (either directly or through SIMNA), and applicable laws and regulations, including those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code. SIMNA Limited agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(b) SIMNA Limited acknowledges and agrees that SIMNA is ultimately responsible for all aspects of providing to the Fund the services required of SIMNA under the CIAS Advisory Agreement. Accordingly, SIMNA Limited shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of SIMNA. In furtherance thereof, SIMNA Limited shall, without limitation, (i) make its offices available to representatives of SIMNA and/or the Fund for on-site inspections and consultations with the officers and applicable portfolio managers of SIMNA Limited responsible for the day-to-day management of the Fund, (ii) upon request, provide SIMNA and/or the Fund with copies of all records it maintains regarding its management of the Fund and (iii) report to SIMNA and/or the Fund each calendar quarter and at such other times as SIMNA may reasonably request regarding (A) SIMNA Limited’s implementation of the Fund’s investment program and the Fund’s portfolio composition and performance, (B) any policies and procedures implemented by SIMNA Limited to ensure compliance with United States securities laws and regulations applicable to SIMNA Limited and the Fund, (C) the Fund’s compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to SIMNA Limited in writing (either directly or through SIMNA) and (D) such other matters as SIMNA and/or the Fund may reasonably request.

3. Undertakings of SIMNA Limited. In all matters relating to the performance of this Agreement, SIMNA Limited shall act in conformity with the Trust’s Master Agreement dated April 12, 1991, as amended from time to time (the “Trust Agreement”) and Prospectus and with the written instructions and directions of SIMNA, CIAS and the Board of Trustees of the Trust. SIMNA Limited hereby agrees to:

(a) regularly report to the Board of Trustees and CIAS (in such form and frequency as CIAS and SIMNA mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Prospectus, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or CIAS, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(b) comply with valuation procedures adopted by the Board of Trustees, including any amendments thereto, and consult with the Trust’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation;

(c) provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of SIMNA Limited’s non-public information, any and all information, records and supporting documentation about the composite of accounts and the portfolios SIMNA Limited manages that have investment objectives, policies, and strategies substantially similar to those employed by SIMNA Limited in managing the Allocated Assets which may be reasonably necessary, under applicable laws, to allow the Trust or its agent to present historical performance information concerning SIMNA Limited’s similarly managed accounts and portfolios, for inclusion in the Trust’s Prospectus and any other reports and materials prepared by the Trust or its agent, provided that the information to be included and the manner it is presented shall be in accordance with regulatory requirements and industry standards or as requested by applicable federal or state regulatory authorities; and

(d) review schedules of the Allocated Assets periodically provided to SIMNA Limited by CIAS or the Fund and promptly confirm to CIAS the concurrence of SIMNA Limited’s records with such schedules

4. Securities Transactions. Among its responsibilities, SIMNA Limited shall select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to SIMNA Limited (either directly or through SIMNA), and consistent with Section 28(e) of the Securities Exchange Act of 1934. SIMNA Limited will promptly communicate or assist SIMNA in communicating to the Fund’s officers and the Board of Trustees such information relating to the portfolio transactions SIMNA Limited has directed on behalf of the Fund as SIMNA or such officers or the Board may reasonably request. . Except as permitted by Rule 17a-10 under the 1940 Act, SIMNA Limited will not engage in principal transactions with respect to the Allocated Assets with any broker-dealer affiliated with CIAS or with any other adviser to the Fund, and will engage in agency transactions with respect to the Allocated Assets with such affiliated broker-dealers only in accordance with all applicable rules and regulations. SIMNA Limited will provide a list of its affiliated broker-dealers to CIAS, as such may be amended from time to time. CIAS will provide to SIMNA Limited a list of its affiliated broker-dealers and of those of each other adviser to the Fund.

5. Compensation of SIMNA Limited. For the services to be rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not CIAS, the Trust or the Fund) will pay to SIMNA Limited at the end of each of month an amount equal to fifty percent (50%) of all fees actually paid by CIAS to SIMNA in the prior month under Section 4 and Schedule A of the CIAS Advisory Agreement; provided, however, that SIMNA Limited’s fee payable hereunder for any period shall be reduced such that SIMNA Limited bears fifty percent (50%) of any voluntary fee waiver observed or expense reimbursement borne by SIMNA with respect to the Fund for such month. For clarity, SIMNA (and not the Trust, the Fund or CIAS) shall be obligated to pay SIMNA Limited fees hereunder for any period only out of and following SIMNA’s receipt from CIAS of advisory fees pursuant to Section 4 of the CIAS Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs. This compensation provision may be amended at any time, by written agreement between SIMNA and SIMNA Limited, without the prior approval of the Trust, the Fund or CIAS; provided that SIMNA agrees to provide at least five (5) days’ advance written notice to CIAS, the Trust and Fund of such amendment.

6. Expenses. SIMNA Limited (and not the Trust, Fund or CIAS) will bear all of its expenses in connection with the performance of its services under this Agreement.

7. Compliance. SIMNA Limited agrees to comply with all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to SIMNA Limited in writing (either directly or through SIMNA) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules (including but not limited to the FSA rules) and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of SIMNA Limited in relation to the Fund.

8. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, SIMNA Limited hereby agrees that all records which it maintains for the Allocated Assets of the Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Fund’s or CIAS’s request, provided, however, that SIMNA Limited may retain copies of any records to the extent required for it to comply with applicable laws. SIMNA Limited further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, SIMNA Limited has no responsibility for the maintenance of the records of the Fund, except for those related to the Allocated Assets.

9. Proxy Voting. SIMNA Limited acknowledges that unless CIAS or the Fund gives written instructions to SIMNA to the contrary, SIMNA, and SIMNA Limited by delegation from SIMNA, is responsible for voting, or abstaining from voting, all proxies with respect to companies whose securities are held in that portion of the Fund allocated to SIMNA by CIAS, using its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the Fund’s shareholders.

SIMNA Limited shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Allocated Assets. CIAS shall cause to be forwarded to SIMNA Limited or SIMNA all proxy solicitation materials that CIAS receives. SIMNA Limited agrees that it has adopted written proxy voting procedures that comply with the requirements of the Advisers Act. SIMNA Limited further agrees that it, either through itself or through SIMNA, will provide the Board, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act. Upon reasonable request, SIMNA Limited shall provide CIAS with all proxy voting records relating to the Allocated Assets, including but not limited to those required by Form N-PX. SIMNA Limited, either itself or through SIMNA Limited, will also provide an annual certification, in a form reasonably acceptable to CIAS, attesting to the accuracy and completeness of such proxy voting records.

10. Use of Names. SIMNA Limited shall not use the name, logo, insignia, or other identifying mark of the Trust or CIAS or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of CIAS or any of its affiliates in material relating to SIMNA Limited in any manner not approved prior thereto by CIAS; provided, however, that CIAS hereby approves all uses of its or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of SIMNA Limited hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. CIAS shall not use the name, logo, insignia, or other identifying mark of SIMNA Limited or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by SIMNA Limited; provided, however, that SIMNA Limited hereby approves all uses of its name which merely refer in accurate terms to the appointment of SIMNA Limited hereunder or which are required by the SEC or a state securities commission; and provided, further that in no event shall such approval be unreasonably withheld.

11. Portfolio Holdings. SIMNA Limited will not disclose, in any manner whatsoever, any list of securities held by the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy.

12. Standard of Care. SIMNA Limited shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, SIMNA Limited shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or CIAS in connection with the matters to which this Agreement relates, except a loss resulting from SIMNA Limited’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

13. Status of SIMNA Limited. The services of SIMNA Limited to SIMNA under this Agreement are not to be deemed exclusive, and SIMNA Limited will be free to render similar services to others so long as its services to SIMNA under this Agreement are not impaired thereby. SIMNA Limited will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

14. Liability of SIMNA Limited. No provision of this Agreement will be deemed to protect SIMNA Limited against any liability to SIMNA or to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

15. Duration; Termination; Notices; Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as CIAS Advisory Agreement remains in effect. This Agreement shall become effective as of its execution; provided that it shall not become effective prior to the date of execution of CIAS Advisory Agreement. This Agreement shall continue in effect for a period of no longer than two years from the date of execution of CIAS Advisory Agreement. Thereafter, this Agreement shall continue automatically for successive annual periods as agreed to by the parties, provided such continuance is specifically approved at least annually by (i) the Board of Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, at any time, by the Board of Trustees, or by vote of holders of a majority of the Fund’s shares; or on 60 days’ written notice to SIMNA Limited, and will terminate five business days after SIMNA receives written notice of the termination of the Management Agreement between the Trust and CIAS, or five business days after the termination, whichever is later.

Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by SIMNA (i) upon 60 days’ written notice to SIMNA Limited; or (ii) upon material breach by SIMNA Limited of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; SIMNA Limited may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to SIMNA; or (2) upon material breach by SIMNA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the CIAS Advisory Agreement. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to SIMNA, at:

Schroder Investment Management North America Inc.

875 Third Avenue

22nd Floor

New York, NY 10022

Attention: Catherine A. Mazza

Telephone: 212-641-3889

Facsimile: 212-641-3897

If to SIMNA Limited, at:

Schroder Investment Management North America Limited

31 Gresham Street

London, U.K. EC2V 7QA

Attention: Virginie Maisonneuve

Telephone: 020 7658 2415

This Agreement may be amended by mutual consent of the parties hereto.

16. Representations of SIMNA Limited. SIMNA Limited represents, warrants, and agrees as follows:

(a) SIMNA Limited: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify CIAS of the occurrence of any event that would disqualify SIMNA Limited from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. SIMNA Limited has provided the information about itself set forth in the Prospectus and has reviewed the description of its operations, duties and responsibilities as set forth therein and acknowledges that they are true and correct and contain no material misstatement or omission, and it further agrees to inform CIAS and the Trust’s Administrator immediately of any material fact known to SIMNA Limited respecting or relating to SIMNA Limited that is not contained in the Prospectus, or of any statement contained therein which becomes untrue in any material respect.

(b) SIMNA Limited has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide CIAS and the Trust with a copy of such code of ethics. On at least an annual basis, SIMNA Limited will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to CIAS that SIMNA Limited and its Access Persons have complied with SIMNA Limited’s Code of Ethics with respect to the Allocated Assets and (ii) identifying any material violations which have occurred with respect to the Allocated Assets. Upon the reasonable request of CIAS, SIMNA Limited shall permit CIAS, its employees or its agents to examine the reports required to be made by SIMNA Limited pursuant to Rule 17j-1 and all other records relevant to SIMNA Limited’s code of ethics.

(c) SIMNA Limited has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by SIMNA Limited, its employees, officers and agents. Upon reasonable request, SIMNA Limited shall provide CIAS with access to the records relating to such policies and procedures as they relate to the Allocated Assets. SIMNA Limited will also provide, at the reasonable request of CIAS, periodic certifications, in a form reasonably acceptable to CIAS, attesting to such written policies and procedures.

(d) SIMNA Limited has provided CIAS and the Trust with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to CIAS. The statements contained in SIMNA Limited’s registration on Form ADV are true and correct in all material respects and do not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. SIMNA Limited agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act. SIMNA Limited acknowledges that it is an “investment adviser” to the Fund with respect to the Allocated Assets within the meaning of the 1940 Act and the Advisers Act.

17. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

18. Provision of Certain Information by SIMNA Limited. SIMNA Limited will promptly notify CIAS (1) in the event the SEC or other governmental authority has censured the Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions or (2) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. SIMNA Limited further agrees to notify CIAS promptly of any material fact known to SIMNA Limited respecting or relating to SIMNA Limited that is not contained in the Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of SIMNA Limited’s obligations and responsibilities contained in this Agreement, SIMNA Limited will provide reasonable assistance to the Trust in connection with the Trusts’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38(a)-i of the 1940 Act. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to its compliance personnel; (iv) providing the Trust’s chief compliance officer with periodic reports and (v) promptly providing special reports in the event of compliance problems. Further, SIMNA Limited is aware that: (i) the Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) of the Trust (collectively, “Certifying Officers”) are required to certify the Trust’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the 1940 Act; and (ii) the Certifying Officers must rely upon certain matters of fact generated by SIMNA

Limited of which they do not have firsthand knowledge. Consequently, S1MNA Limited has in place and has observed procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information provided by SIMNA Limited for inclusion in the Form N-CSR, and shall, itself or through SIMNA, provide certifications to the Trust regarding these procedures and controls and the accuracy of the information provided by SIMNA Limited to be relied upon by the Certifying Officers in certifying the Trust’s periodic reports on Form N-CSR, in a form satisfactory to the Trust.

19. Confidentiality. SIMNA Limited shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than SIMNA, the Trust, the Board of Trustees, CIAS, and any director, officer, or employee of SIMNA, the Trust, or CIAS, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over SIMNA or SIMNA Limited, or (iii) for information that is publicly available other than due to disclosure by SIMNA Limited or its affiliates or becomes known to SIMNA Limited from a source other than SIMNA, the Trust, the Board of Trustees, or CIAS.

20. Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

21. Treatment of Fund Under FSA Rules. The Fund will be treated as an Intermediate Customer under rules of the Financial Services Authority in the United Kingdom.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the date first set forth herein.

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

By:	/s/ Jamie Dorrien Smith
Name:	Jamie Dorrien Smith
Title:	Authorized Signatory